Exhibit 10.08

AMENDED AND RESTATED SECURED PROMISSORY NOTE

$200,000.00	November 26, 2001

This Amended and Restated Secured Promissory Note (the “Note”) documents the amendment of the Secured Promissory Note dated as of March 23, 1999 to provide that effective November 26, 2001, interest shall accrue on the principal balance outstanding from time to time at the rate of two and seventy-one one-hundredths percent (2.71%) per annum, compounded semiannually.

     1. Borrower’s Promise to Pay. FOR VALUE RECEIVED, the undersigned BROOKS W. FISHER (“Borrower”), promises to pay to the order of INTUIT INC., a Delaware corporation (“Intuit”), at 2550 Garcia Avenue, Mountain View, California 94043, Attention: Corporate Comptroller, in lawful money of the United States of America, without offset or deduction, on or before March 22, 2004 (the “Maturity Date”), the principal amount of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00), with interest as set forth herein. The address for receipt of payments hereunder may be changed at any time by the Note holder upon ten (10) days’ written notice to Borrower.

     2. Purpose of Loan. The loan evidenced by this Note is being made for the sole and exclusive purpose of assisting Borrower with the purchase of his residential real property located at ______________________________, California (the “Property”). Borrower acknowledges that the benefits of this loan are not transferable.

     3. Payments of Interest and Principal. This Note shall accrue interest from the date of disbursement of the loan through November 25, 2001 on the principal balance outstanding from time to time at the rate of four and sixty-seven one-hundredths percent (4.67%) per annum, compounded annually. Thereafter, from November 26, 2001 to the date this Note is paid in full, this Note shall accrue interest on the principal balance outstanding from time to time at the rate of two and seventy-one one-hundredths percent (2.71%) per annum, compounded semiannually. Borrower shall pay to the Note holder, on March 23, 2000 and on each March 23rd thereafter through the term of this Note (“Anniversary Date”), (i) a principal payment in an amount not less than FORTY THOUSAND AND NO/100 DOLLARS ($40,000.00) and (ii) all interest then accrued and unpaid. Subject to the foregoing, the entire then-outstanding principal balance, all interest then accrued and unpaid, plus any other sums then due hereunder, shall be due and payable to the Note holder on the Maturity Date set forth herein. In the event any sum due hereunder is not paid when due, interest shall be payable on the unpaid amount, commencing at the date payment was due and continuing until paid, at the rate of nine and one-half percent (9.5%) per annum. Payments shall be applied first to interest accrued and then to the principal balance. However, in no event shall the rate of interest payable under this Note exceed the maximum rate permitted by applicable law, and if any payment in the nature of interest shall cause the maximum rate to be exceeded, the portion of the payment in excess of the maximum rate shall be applied to reduce the principal balance. Interest payments for periods less than a year shall be prorated based on a 360-day year.

     4. Right to Prepay. Provided Borrower is not then in default hereunder, Borrower shall have the right to prepay all or any part of the outstanding unpaid principal at any time without notice and without any prepayment charge.

     5. Annual Forgiveness of Accrued Interest. Provided that one or more of the following events has not occurred: (i) an event triggering immediate repayment, as set forth in Sections 7 and 8 below; or (ii) an event of default, as set forth in Section 10 below, on each Anniversary Date under this Note, including the Maturity Date, the accrued interest then due shall automatically be forgiven and released by Intuit for all purposes of this Note.

     6. Security. This Note is secured by a deed of trust dated March 23, 1999 (the “Deed of Trust”) in favor of Intuit covering the Property, executed by Borrower. The Deed of Trust was recorded on March 26, 1999 in the Office of the County Recorder of Santa Clara County, California as Document No. __________. The Deed of Trust is junior only to a deed of trust in favor of First Mortgage Network, Inc. dba American Financial Investment, securing a note in a face amount not to exceed $400,000.00. Borrower agrees that all terms, covenants and conditions of the Deed of Trust are made a part of this Note.

     7. Events Triggering Immediate Repayment. In the event (i) Borrower’s name is removed from record ownership of the Property for any reason, or (ii) Borrower transfers the Property or any part thereof, or any interest therein is sold, agreed to be sold, conveyed or alienated, by operation of law or otherwise, then the entire principal balance of this Note and all accrued interest, and irrespective of the Maturity Date set forth herein, shall become immediately due and payable.

     8. Additional Events Triggering Acceleration. In the event Borrower ceases for any reason, including death, permanent disability, retirement or termination, to be employed by Intuit Inc. or any of its subsidiary companies, then the entire principal balance of this Note and all accrued interest shall become due and payable on the earlier to occur of (i) ninety (90) days from the date of death or permanent disability or ten (10) days from the date of retirement or termination, as applicable, or (ii) the Maturity Date.

     9. Insurance. Borrower agrees to keep the Property insured against loss until this loan is repaid in full with, if requested by the Note holder, a loss payable clause in favor of the Note holder.

     10. Default.

          a. Events of Default. Borrower shall be in default under this Note if any of the following happen:

(i) Borrower does not pay the full amount of each payment required under this Note within five (5) days of the date when due, or fails to comply with any terms or conditions set forth in this Note; or

(ii) Borrower fails to comply with any terms or conditions set forth in the Deed of Trust; or

(iii) Borrower voluntarily files bankruptcy or seeks legal relief from any debts under any state or federal law or if someone brings an involuntary petition in bankruptcy against him.

          b. Rights of Note Holder Upon Default. If Borrower is in default, then the entire balance of this Note, including all accrued interest, and irrespective of the Maturity Date set forth herein, at the option of the Note holder, shall become immediately due and payable and Note holder shall have all rights and remedies in this Note, the Deed of Trust, and at law and in equity. Borrower promises to pay to the Note holder all costs, charges and expenses, including attorneys’ fees, incurred in collection of the amounts due under this Note, whether by foreclosure of the Deed of Trust or by other legal proceedings or otherwise.

     11. Borrower’s Waivers. Acceptance of any payment after default shall not constitute a waiver of any such default. Any extension of time of payment of any amounts due hereunder shall not affect the liability of Borrower, who hereby waives demand, presentment for payment, notice of nonpayment, protest and notice of protest.

     12. Entire Agreement. This Note contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior written or oral agreements between the parties with respect to the subject matter hereof, and no addition to or modification of any term or provision shall be effective unless set forth in writing, signed by all the parties hereto. Time is of the essence for the performance of each and every covenant of Borrower hereunder.

     13. California Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

     By executing this Note, Borrower agrees that he has received a fully completed copy of this Note.

BORROWER:

/s/ Brooks W. Fisher

BROOKS W. FISHER